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                                                                    EXHIBIT 10.w


                                                                      CONFORMED



                            STOCK PURCHASE AGREEMENT



     THIS AGREEMENT is made as of this 23rd day of December, 1991 by and between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

     Masco and Industries each own one share of the two issued and outstanding shares of Masco Capital Corporation, a Delaware corporation ("Masco Capital"), which has been jointly managed by Masco and Industries. Its most significant investment was the Junior Subordinated Discount Debentures of Payless Cashways, Inc. which were recently sold. Related bank loans and indebtedness to the shareholders have been fully repaid. Masco Capital has also made a distribution of its retained earnings.

     Due to Masco Capital's reduced scope, Masco and Industries deem it appropriate to place the management of Masco Capital under the exclusive control of Masco. Further, Industries desires a return of its original capital investment and to be relieved of the responsibility to provide additional funds to satisfy its pro rata portion of Masco Capital's future funding obligations. Accordingly, Industries has agreed to sell and Masco has agreed to purchase Industries' 50% interest in Masco Capital. In light of the fact that Masco Capital's investments generally have no public market, their current value, which is believed to be in excess of the current book value, is uncertain. The parties anticipate that the uncertainty will significantly decrease over the next three years as the investments are liquidated. Therefore, the parties have structured this purchase and sale to pay Industries a small premium over its current carrying cost of Masco Capital and to provide that Industries will be in at least as favorable an after-tax financial position at the time of settlement of obligations as it would have been in if the Masco Capital investment portfolio were frozen as of December 20, 1991 and then liquidated over time and the proceeds of the liquidation distributed prior to December 31, 1994.

     NOW, THEREFORE, in consideration of the above premises and the agreements set forth herein, the parties hereto agree as follows:

     1. Conditions Precedent. The respective obligations of Masco and Industries to consummate the transactions contemplated by this Agreement are subject to (i) the approval on behalf of Masco by the Oversight Committee of the Masco Board of Directors and (ii) the approval on behalf of Industries by the Oversight Committee of the Industries Board of Directors.


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     2. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Industries agrees to sell, transfer and convey all of its right, title and interest in and to one share of the capital stock, par value $1.00 per share, of Masco Capital (the "Masco Capital Share") and Masco agrees to purchase the Masco Capital Share.

     3. Delivery by Industries. At the Closing of the transactions contemplated hereby (the "Closing"), Industries shall deliver to Masco a certificate representing the Masco Capital Share registered in the name of Industries and endorsed to Masco Corporation. The Closing shall be held at the offices of Masco Capital in Taylor, Michigan on December 30, 1991 at 10:00 a.m. or at such other time or place as mutually agreed upon by the parties hereto.

     4. Payment. The aggregate purchase price shall be equal to the sum of (i) the Closing Price (as hereinafter defined) and (ii) (A) one-half of the Incremental Value (as hereinafter defined) less (B) $5,200,000, and less (C) interest on the Closing Price accrued and compounded annually at a rate equivalent to Masco's average after-tax cost of bank borrowing from the Closing to the date of payment of such one-half of the Incremental Value; provided, however, that if Masco has no bank borrowings at a time during the term hereof, the interest rate during such time shall be the equivalent of an after-tax cost of 1% under the Prime Rate of NBD Bank, N.A. The aggregate purchase price shall be payable as follows:

     (a) The Closing Price shall be $49,451,500 (representing 50% of the Net Book Value indicated on the balance sheet Masco Capital prepared as of December 20, 1991 and heretofore initialled by the parties plus $5,200,000) and shall be paid upon the delivery of the Masco Capital Share as provided in Section 3.
For purposes of this Agreement, the term Net Book Value shall mean Total Shareholders' Equity of Masco Capital without reflecting any write up or write down in the carrying value of the assets or liabilities of Masco Capital as a result of a change in the fair market value of such assets or liabilities.

     (b) Subject to the provisions of Section 10 hereof, the amount determined under Section 4(ii) shall be paid at the earlier of (i) thirty days after the date on which the Valuation (as hereinafter defined) is completed but no later than December 31, 1994 and (ii) thirty days after the date on which the last of the Investments (as hereinafter defined) shall have been sold, liquidated or otherwise turned into cash.

     (c) Investments shall mean the investments and assets of Masco Capital existing on December 20, 1991.

     (d) Incremental Value shall mean the total of:

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           (i)  for Investments that are sold, liquidated or otherwise turned into cash, the aggregate of the gain or loss on each such Investment determined with reference to the carrying cost of each such Investment; plus or minus

           (ii) for Investments which have not been sold, liquidated or otherwise turned into cash, and all non-cash proceeds (received or receivable) relating thereto, including, without limitation, dividends, interest, additional securities and securities derived from such Investments by way of reorganization, recapitalization or otherwise (the "Proceeds"), the aggregate gain or loss determined with reference to the carrying cost of each such Investment and based on a Valuation of such Investment (and Proceeds) on September 30, 1994; plus

           (iii) the aggregate of Masco Capital's dividend and interest income from (x) the Investments, (y) the Proceeds thereof and (z) cash realized on sale, liquidation or otherwise turning into cash of Investments from December 20, 1991 until September 30, 1994; minus

           (iv) all management and other fees relating to the Investments paid or payable to the investment advisors and managers of the partnerships which hold the Investments and all legal, accounting, management and other expenses reasonably incurred by Masco Capital relating to Investments, in each case from December 20, 1991 until September 30, 1994; minus

           (v) all federal, state and local taxes paid or payable on the aggregate income from the Investments, including without limitation dividends, interest and the gain and loss of such Investments which have been sold, liquidated or otherwise turned into cash and an appropriate reserve (to be determined by Masco in its sole discretion) to cover all such taxes which may be due after September 30, 1994 based on the Valuation of all Investments which have not been sold, liquidated or otherwise turned into cash at such date.

     (e) For purposes of this Agreement, Valuation shall mean the value placed on the Investments (and Proceeds), which have not been sold, liquidated or otherwise turned into cash on or before September 30, 1994, by the respective Oversight Committees of the Boards of Directors of Masco and Industries acting jointly. However, if such directors do not unanimously agree on such value, the value of the Investments (and Proceeds) shall be determined by the valuation department or group of Masco's independent public accountants (which, unless Masco informs Industries otherwise, shall be Coopers & Lybrand), and the persons performing the valuation (the "Valuation Group") shall take into account all relevant business and management considerations using customary valuation techniques. If at such time Masco's independent public

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accountants do not have a valuation department or group, then Masco shall have the right to select another independent entity to serve as the "Valuation Group" which, in Masco's reasonable judgment, is experienced and reputable with respect to such matters. All determinations by the Valuation Group shall be final and binding.

     (f) Masco and Industries acknowledge that the Net Book Value of $88,503,000 is based on the best information contained in the books and records of Masco Capital at December 20, 1991. As soon as practicable after the Closing (but no later than February 1, 1992) Masco Capital shall prepare a final balance sheet as of December 20, 1991 based on the books and records of Masco Capital setting forth an exact Net Book Value and deliver such balance sheet to Masco and Industries. If Industries shall not have delivered a written objection to Masco within 10 business days of receipt of such balance sheet, such balance sheet will become final. If the Oversight Committee of the Industries Board of Directors does deliver a timely written objection with which Masco does not agree, the balance sheet will be delivered to Coopers & Lybrand for a final determination of the correct Net Book Value, which shall be made no later than March 15, 1992. Upon the final determination of the Net Book Value on such balance sheet, Masco and Industries shall adjust the Closing Price based thereon by, (A) if such Net Book Value has increased from $88,503,000, paying one-half of such increase to Industries in cash within 3 business days of such determination and (B) if such Net Book Value has decreased, by deducting such decrease from the Incremental Value. Masco Capital shall also prepare a definitive list of Investments and the carrying cost thereof as of the Closing.

     (g) In no event shall the purchase price hereunder be less than the Closing Price as finally determined pursuant to Section 4(f) hereof.

     5. Subsequent Fundings by Masco. (a) If after December 20, 1991 Masco should provide any additional funds to Masco Capital, Industries shall not share in any gain or loss resulting from such funds or be paid any amount as interest, dividends or otherwise relating thereto and any interest expense on such additional funds shall be disregarded for all purposes hereunder.

     (b) Notwithstanding the determination of Incremental Value in accordance with Section 4 hereof, if during the term hereof Masco Capital supplies funds to a partnership for an investment in an existing Investment and such additional investment has an impact on the value of the Investment which is disproportionate to the Investment (as valued by the Oversight Committees acting jointly at the time of such additional investment) and not reflected in the value of any security received by Masco in respect of such additional investment, the Valuation of such Investment (and Proceeds) at September 30, 1994 (or, in the case of an Investment previously sold, liquidated, or otherwise turned into cash, the amount of gain or loss realized and Proceeds thereof) shall be


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equitably adjusted by action of the Committees or, if such
Committees cannot reach unanimous agreement, by the Valuation Group provided in
Section 4(e).

     6. Termination of Fee Agreement. The Fee Agreement dated as of December 16, 1988 among Masco, Industries and Masco Capital is hereby terminated as of December 20, 1991 and no liability of any kind will arise to either party from prior performance or neglect of its terms other than payment of fees up to and including such date.

     7. Payless Preferred Supplier Agreement. It is Masco's current intention, so long as Masco is a party to the Supply Agreement dated as of August 4, 1988 by and between Masco and Payless Cashways, Inc., that Masco shall continue to designate Industries and its subsidiaries "affiliated companies" under Article I thereof; provided, however, that Masco is under no obligation to keep the Supply Agreement in effect, and provided further that Masco may in its sole discretion terminate such designation at any time upon reasonable notice.

     8. Management of Masco Capital. From the date hereof, Masco shall have the sole right to manage Masco Capital, make investment decisions and take all other acts which it may deem necessary or appropriate and Masco shall have no liability to Industries with respect to such management, investment decisions or any other matter involving Masco Capital based on action or inaction of Masco or recklessness, misfeasance, gross negligence or negligence of Masco or of any of its officers, directors, employees, shareholders or agents in the handling of Masco Capital's affairs; provided, however, that if Masco is requested or required by one of the partnerships managing an Investment to make a decision which may affect the value of such Investment, Masco will notify Industries before it makes such decision.

     9. Funding Commitments. Masco and Masco Capital hereby release Industries from any and all current or future funding commitments of Masco Capital which Industries may have or have had with respect to the Investments or the partnerships holding the Investments or otherwise and Masco agrees to hold Industries harmless from any loss occasioned by an attempt by any entity to enforce any such funding commitment.

     10. Termination and Distribution. (a) Notwithstanding anything in this Agreement to the contrary, if the Oversight Committees of the Boards of Directors of Masco and Industries jointly determine that it is inappropriate to pay all or part of the Incremental Value based on the Valuation as of September 30, 1994, or if they otherwise jointly determine to defer such Valuation or payment, then such Committees may in their sole discretion set such payment to occur in whole or in part after a Valuation on September 30, 1995 or September 30, 1996 and pay only such portion of the Incremental Value prior to December 31, 1994 as


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such Committees shall jointly determine.  In such case all references to
September 30, 1994 in Section 4 or Section 5 hereof will be deemed to refer to such later valuation date.

     (b) Notwithstanding anything in this Agreement to the contrary, the Oversight Committees of the Boards of Directors of Masco and Industries, acting jointly, may determine following the liquidation of one or more Investments that it is appropriate for Masco to make a cash payment to Industries prior to December 31, 1994 (or December 31, 1995 or 1996 as the case may be) as an advance against amounts that such Committees believe may subsequently be due to Industries hereunder. Such advances may be made on such terms (including a requirement that Industries agree to repay such advance if, after sale, liquidation or otherwise turning into cash of all Investments, the advance was not warranted) as such Committees may establish.

     11. Liquidation of Masco Capital. Nothing in this Agreement shall preclude Masco from reorganizing, merging, combining or liquidating and winding up Masco Capital; provided, however, in the event of such a transaction or series of transactions Masco shall keep separate accounts to enable it to satisfy its obligations hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                   MASCO CORPORATION


                                                   By  /s/ Richard A. Manoogian
                                                     --------------------------
                                                   MASCO INDUSTRIES, INC.

                                                   By  /s/ Timothy Wadhams
                                                     --------------------------


     Masco Capital Corporation accepts and agrees to the provisions of this Agreement relating to it.

                                                     MASCO CAPITAL CORPORATION


                                                     By  /s/ John R. Leekley
                                                     --------------------------



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